Exhibit 99.1

Tallgrass Energy Partners to Participate in Wells Fargo Energy Symposium

LEAWOOD, Kan.--(BUSINESS WIRE)--December 4, 2014--Tallgrass Energy Partners, LP (NYSE: TEP) ("Tallgrass") today announced that members of its executive management team will participate in the 2014 Wells Fargo Energy Symposium to be held December 9 – 10, 2014 at the Waldorf Astoria in New York. The slides used in these discussions will be posted on Tallgrass' website on December 8, 2014. Unitholders and other interested parties are invited to view those materials under the investor relations section at www.tallgrassenergy.com.

About Tallgrass Energy Partners, LP

Tallgrass Energy Partners, LP (NYSE: TEP) is a publicly traded, growth-oriented limited partnership formed to own, operate, acquire and develop midstream energy assets in North America. We currently provide natural gas transportation and storage services for customers in the Rocky Mountain and Midwest regions of the United States through our Tallgrass Interstate Gas Transmission and Trailblazer Pipeline systems. We provide processing services for customers in Wyoming through Tallgrass Midstream at our Casper and Douglas natural gas processing and our West Frenchie Draw natural gas treating facilities and we provide water business services to customers through BNN Water Solutions. We also provide crude oil transportation to customers in Wyoming and the surrounding region, including servicing the Bakken production area of North Dakota and eastern Montana, through our 33.3 percent ownership interest in Tallgrass Pony Express Pipeline. Our operations are strategically located in and provide services to certain key United States hydrocarbon basins, including the Denver-Julesburg Basin, the Powder River Basin, the Wind River Basin and the Anadarko Basin and the Niobrara, Mississippi Lime and Bakken shale formations.

To learn more, please visit our website at www.tallgrassenergy.com.

CONTACT:
Tallgrass Energy Partners, LP
Investor and Financial Inquiries
Nate Lien, 913-928-6012
investor.relations@tallgrassenergylp.com
or
Media and Trade Inquiries
Phyllis Hammond, 913-928-6014
media.relations@tallgrassenergylp.com